Exhibit 5.1

HONIGMAN	(313) 465-7000

August 13, 2020

Gentherm Incorporated

21680 Haggerty Road

Northville, MI 48167

RE: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Gentherm Incorporated, a Michigan corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-8 (the “Registration Statement”) for the registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 2,450,000 shares of the Company’s common stock, no par value (the “Common Stock”), to be issued pursuant to awards under the Gentherm Incorporated 2013 Equity Incentive Plan, as amended (the “Plan”).

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the shares of Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement are duly authorized and, when issued and sold by the Company in accordance with the Plan and the awards thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ HONIGMAN LLP

c:    MKB/MZE/RZK

Honigman LLP • 2290 First National Building • 660 Woodward Avenue • Detroit, Michigan 48226-3506